[ARTICLE] 5
[LEGEND]
Registrant is a limited partnership which invests in real estate, participating mortgage loans, and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying audited financial statements.

[PERIOD-TYPE]                   12-MOS
[FISCAL-YEAR-END]                          DEC-31-1997
[PERIOD-END]                               DEC-31-1997
[CASH]                                       4,584,786
[SECURITIES]                                         0
[RECEIVABLES]                                  657,178
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                                     0
[PP&E]                                               0
[DEPRECIATION]                                       0
[TOTAL-ASSETS]                             107,962,275<F1>
[CURRENT-LIABILITIES]                                0
[BONDS]                                              0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                             0
[OTHER-SE]                                  75,508,367<F2>
[TOTAL-LIABILITY-AND-EQUITY]               107,962,275<F3>
[SALES]                                              0
[TOTAL-REVENUES]                            24,706,819<F4>
[CGS]                                                0
[TOTAL-COSTS]                                        0
[OTHER-EXPENSES]                            16,907,439
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                           1,476,954
[INCOME-PRETAX]                              6,322,426
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                          6,322,426
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                548,395
[CHANGES]                                            0
[NET-INCOME]                                 6,870,821
[EPS-PRIMARY]                                      .75<F5>
[EPS-DILUTED]                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $44,492,807, real estate held for sale of $36,896,371, net investment in unconsolidated partnership of $19,721,195, net deferred expenses of $882,731 and other assets of $727,207.
<F2>Represents partners' capital.
<F3>Liabilities include mortgage notes payable of $10,566,268, minority interest of $18,544,593, and accounts payable and other liabilities of $3,343,047.
<F4>Total revenue includes rent of $17,559,416, gain on sale of real estate of $5,242,166, interest on participating mortgage loan of $697,153, interest on short-term investments of $178,585, equity in earnings of unconsolidated partnership of $264,862 and other revenue of $764,637.
<F5>Represents net income per Unit of limited partnership interest.